Exhibit 99.1

EMPIRE RESORTS, INC. AND EPR PROPERTIES

ANNOUNCE DENIAL OF ARTICLE 78 PETITION

Monticello, New York—Empire Resorts, Inc. (NASDAQ-GM:NYNY)(“Empire”) and EPR Properties (NYSE:EPR) (“EPR”) today announced that on October 2, 2013, the New York Supreme Court in Sullivan County (the “Court”) denied in its entirety the Article 78 petition (the “Petition”) filed by Louis Cappelli’s Concord Associates, L.P. (“CALP”) on or about May 14, 2013. The Petition named the Town of Thompson and its Town Board and Planning Board (collectively the “Thompson Parties”) and EPR’s wholly owned subsidiary, EPT Concord II, LLC (“EPT”), as respondents. Monticello Raceway Management, Inc. (“MRMI”), a wholly-owned subsidiary of Empire, asked and received Intervenor/Respondent status in the proceeding in light of its interest in the outcome of the matter.

In its Petition, CALP challenged the actions and determinations made by the Thompson Parties regarding the phased development (the “Project”) of EPR’s approximately 1,500 acres at the site of the former Concord Resort in Sullivan County, New York (the “EPT Property”). EPR and MRMI envision MRMI developing a comprehensive resort destination that includes a casino and a harness racetrack and may also include one or more hotels, food and beverage outlets, a spa facility, retail venues, space for conferences, meetings, entertainment and special events in a multi-purpose conference space supported by separate meeting rooms and parking facilities on a portion of the EPR Property (the “Casino Project”). In addition to the Casino Project, the Project is expected to include a golf course and a resort including a variety of amenities.

Emanuel Pearlman, Chairman of the Board of Empire Resorts stated, “We are pleased with the Court’s decision to deny CALP’s petition, consequently allowing us to stay on track as we finalize our resort destination plans which we expect will create thousands of new jobs and economic activity in the Mid-Hudson region of New York State.”

David Brain, President and CEO of EPR Properties stated, “We continue to see positive decisions from both Federal and State Courts in our litigation with CALP. We look forward to moving ahead with the development of this destination resort.”

Next steps for the project include submitting detailed construction plans to the Town, and securing remaining regulatory approvals, including approvals from the U.S. Army Corps of Engineers and the New York State departments of Environmental Conservation, Transportation, and Health, prior to the commencement of construction.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $3.2 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com

About Empire Resorts

Empire Resorts owns and operates, through its subsidiary Monticello Raceway Management, Inc., the Monticello Casino & Raceway, a harness racing track and casino located in Monticello, New York, and is 90 miles from midtown Manhattan. For additional information, please visit www.empireresorts.com.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release regarding the company’s business that are not historical facts are “forward-looking statements” that may involve material risks and uncertainties. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. For a full discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the company’s Annual Report on Form 10-K for the most recently ended fiscal year, as amended, as well as the company’s Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.

Contact:

Brian Moriarty

EPR Properties

888-EPR-REIT

brianm@eprkc.com

Charles Degliomini

Empire Resorts, Inc.

845-807-0001

cdegliomini@empireresorts.com